Exhibit 10.2

AMENDMENT TO DOMINION RESOURCES, INC.

EXECUTIVES' DEFERRED COMPENSATION PLAN

AMENDMENT to the Dominion Resources, Inc. Executives' Deferred Compensation Plan as amended and restated effective January 1, 2003 (the "Plan") and subsequently amended.

The following amendments shall be effective as of July 13, 2004

1. Section 1(o) is amended to read as follows:

"(e) Deferred Benefit means the benefit available to a Participant who has executed a valid Deferral Election Form or Rollover Election Form or who has received a Special Contribution under Section 10."

2. Sections 1(hh) and 1(ii) are renumbered as 1(ii) and 1(jj) respectively and a new Section 1(hh) is added to read as follows:

"(hh) Special Contribution means an amount deemed to be contributed on behalf of a Participant by the Company pursuant to Section 10.

3. Section 6 of the Plan is amended by designating the current provisions of Section 6 as subsection (a) and adding a new subsection (b) to read as follows:

"(b) A Participant who has elected to receive a single lump sum payment of benefits under the Plan may also elect to rollover the entire lump sum payment to the Dominion Resources, Inc. Security Option Plan by executing an appropriate election. The rollover shall be made in lieu of the lump sum payment and at the time when the lump sum payment otherwise would have been made. Except as provided by the Administrative Benefits Committee for transition upon the adoption of this election, the election must be made at least six months prior to the date on which the Participant becomes entitled to the lump sum payment. The rollover election shall not apply to any amount payable in the form of DRI Stock."

4. A new Section 10 is added to the Plan and all following sections are renumbered accordingly and cross references to those sections are amended to conform to the renumbering:

"10. Special Contribution

At the discretion of the Company for any reason, the Company may make a Special Contribution to the Plan on behalf of a Participant. The Special Contribution may be made for any reason, including as a special performance award, as an inducement to initial or continued employment, or in lieu of a cash bonus or other compensation. A Special Contribution can be made in any amount determined by the Company. At its discretion, the Company may require that the Deferred Benefit from the Special Contribution shall remain deemed invested in DRI Stock until distribution. A Participant's Distribution Election Form and Beneficiary Election Form shall apply to the Deferred Benefit from the Special Contribution. The provisions of Section 4(d), (e) and (h) apply to the Deferred Benefit from a Special Contribution.